UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 27, 2010

Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600,	21202
Baltimore, Maryland	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (443) 263-2900

Not Applicable
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise be subject to the liabilities of that Section.  The information herein shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

In this Current Report, except as expressly indicated or unless the context otherwise requires, the “Company,” “MuniMae,” “we,” “our” or “us” means Municipal Mortgage & Equity, LLC, a Delaware limited liability company, and its consolidated subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Exchange Act.  Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could” and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Current Report regarding future conditions, events or results.  They are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements.  There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Current Report.  These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements.  We are not undertaking to update any forward-looking statements in this Current Report.

EXPLANATORY NOTE

In September 2006, we determined that our financial statements for 2004, 2005 and the first quarter of 2006 required restatement.  We completed the restatement of our 2004 and 2005 financial statements and the audit of our 2006 financial statements last year.  The audit reports related to these financial statements were included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”), which was filed with the Securities and Exchange Commission (“SEC”) on April 29, 2009 and is available on our website: www.munimae.com.

Because of the delay in completing the audited restated 2004 and 2005 financial statements and the audited 2006 financial statements, we have not been able to file Reports on Form 10-K or 10-Q covering any period subsequent to December 31, 2006. On December 17, 2009 we furnished a Current Report on Form 8-K which provided information about the Company and the effects of market conditions on our business at that time (the “2009 Form 8-K”).  We are furnishing this Current Report on Form 8-K as part of our ongoing effort to provide current information about the Company pending the resumption of timely annual and quarterly reporting on Forms 10-K and 10-Q.

We believe we will have audited financial statements for 2007 through 2009, inclusive, by year-end 2010, and we are committed to becoming current in our financial reporting as soon as practicable thereafter.  Until we become current in our financial reporting we are at risk that the SEC may de-register or suspend trading in our shares.  See "Financial Reporting Update."

THE CURRENT STATE OF OUR BUSINESSES

As previously reported, beginning early in 2008, there was a major deterioration in the market for tax-exempt bonds and other assets that are or, at the time, were a major part of our assets.  This deterioration combined with the factors that negatively affected world credit markets and financial institutions, had a severe effect upon us during 2008 and 2009 and continues today.  These events led us to curtail significant aspects of our business and to sell assets and businesses at substantial losses in order to obtain funds we needed to meet our commitments or to satisfy lenders.  In 2009, we sold the majority of the assets associated with three of our major businesses: substantially all of the renewable energy business in April; our agency lending business in May; and substantially all of our low income housing tax credit equity business (“LIHTC”) in October. The Company retained certain assets from each of these business unit sales.  We have sold many of these retained assets and other assets unrelated to these three business units often for less than the amounts we had borrowed against or invested in them, in order to reduce our debt and improve our liquidity.  We will continue to evaluate the possible sale of our assets as conditions warrant in order to further reduce our outstanding debt.  Our asset sale losses and the cost of preparing and auditing our 2006 and restated 2004 and 2005 financial statements, when added to our operating expenses for 2007, 2008 and 2009, resulted in significant losses.  In light of the instability in the credit and capital markets and weaknesses in commercial real estate markets since 2006, we have reduced the carrying value of some of our assets and have incurred losses on the sale of some of our assets.  As a result of our asset and business sales and the use of proceeds to pay operating expenses and reduce debt, we have significantly fewer assets now than at the end of 2006.  In addition, as more fully discussed under “Common Shareholders' Equity,” as a result of our reduction in revenue and the increases in our losses since the end of 2006, we believe our consolidated Common Shareholders' Equity at December 31, 2009 will be a net deficit.  We have not fully completed our review of our accounting for 2007 to 2009 and, therefore, the exact amount of such deficit will not be available until we complete the preparation and review of our financial statements for 2007 to 2009 and our independent registered public accounting firm completes its audit of these financial statements.

Most of the conditions described in our 2006 Form 10-K and 2009 Form 8-K continue to exist, including our significant shortage of liquid assets.  In addition, the fact that we do not have audited financial statements for periods after December 31, 2006 is an event of default under many of our borrowing facilities and our lenders have the right to require us to repay the sums we have borrowed unless we are able to obtain forbearance agreements or amendments to our loan agreements. If these loans were accelerated and declared due and payable, our current liquidity would be insufficient to repay them.  This led our independent registered public accounting firm, KPMG LLP, to include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in its February 11, 2009 opinion regarding our financial statements in the 2006 Form 10-K.  The conditions resulting in the 2006 going concern opinion continue to exist and as such, we expect our independent registered public accounting firm will again express substantial doubt on our ability to continue as a going concern when we release our audited 2009 financial statements.

In addition to our noncompliance with financial reporting and certain related debt covenants, in some cases, we are not in compliance with the principal payment terms of some of our agreements; however, in these cases we have short-term forbearance agreements in place with creditors. The Company is current with respect to required interest payments to its creditors.  Our liquidity issues have persisted since early 2008 and we have been able to successfully work with our creditors since then; however, we cannot provide assurance that we will be able to meet all of our obligations as and when they come due.  It is likely that we will need to continue to negotiate with our creditors and reduce our outstanding debt.

The Company’s remaining significant activities consist of owning and managing portfolios of tax-exempt bonds and commercial real estate loans; however, the Company plans to primarily operate as the owner and manager of the bond portfolio.  We continue to receive income from these portfolios, primarily interest income and servicing fees associated with those portfolios.

As we have become a substantially smaller business, we have significantly reduced the number of employees.  Our headcount was 333 employees at March 31, 2009, 65 employees at December 1, 2009, and 56 employees at March 31, 2010.

In May 2008, we suspended our practice of paying quarterly dividends.  We have not paid a dividend since this suspension and do not expect to pay a dividend for the foreseeable future.

I.  Financial Assets and Liabilities

As discussed above, we have sold businesses and assets and curtailed certain business services in order to satisfy debts and meet our liquidity needs.  At present, the Company’s bond business, which consists primarily of tax-exempt bonds secured by affordable multifamily rental properties, is our only significant remaining business segment.  We have not made any new bond investments since first quarter 2008 and we are not currently planning to do so for the foreseeable future.  We are also managing a commercial real estate taxable loan portfolio; however, we plan to liquidate that portfolio over time while retaining the bond portfolio.  Information regarding the bond business and our more significant assets and liabilities not directly related to the bond business is provided below.

Bond Business

The Company primarily invests in bonds issued by state and local governments or their agencies or authorities to finance affordable multifamily housing, student housing and assisted living properties.  These bonds are secured by an assignment of the related mortgage loans and a general assignment of rents of the underlying properties.  Interest on the bonds is generally exempt from federal and state income taxes.  Nearly all of our bonds are held by our wholly owned subsidiary, MuniMae TE Bond Subsidiary, LLC and its subsidiaries (“TEB”), whose December 31, 2009 and 2008, financial statements have been audited (see “Financial Reporting Update”).  The table below provides business volume and other key metrics related to this business for the bonds held by TEB.

(dollars in thousands)

TEB Tax Exempt Bond Portfolio	As of March 31, 2010		As of December 31, 2009		As of December 31, 2008
Unpaid principal balance	$1,272,071		$1,299,753		$1,342,330
Fair value	1,155,640		1,188,630		1,249,392
Total number of bonds	153		154		163
Weighted average pay rate(1)	6.0%		6.1%		6.2%
Non-accrual bonds (UPB) (2)	$125,410		$95,981		$75,066
Debt service coverage ratios on stabilized portfolio: (1) (3)
With non-accrual bonds	1.08	x	1.08	x	1.07	x
Without non-accrual bonds	1.14	x	1.13	x	1.13	x
Senior interests and debt owed to securitization trusts (4)	$718,870		$731,825		$785,072
Weighted average interest pay rate at period end	1.94%		2.08%		3.10%
Preferred stock (par amount) (5)	$337,699		$339,364		$341,000
Weighted average distribution rate at period end	6.55%		6.56%		6.21%

(1)	Calculated on a rolling 12-month period basis.

(2)	Non-accrual bonds represent bonds past due 90 days in the payment of principal or interest and other bonds based on management’s view of collectability.

(3)
Stabilized portfolio represents properties that have reached 90% occupancy for 90 days and have sufficient operating information to calculate a rolling 12-month debt service coverage ratio. This operating information is generally received on a quarter lag basis; accordingly, the debt service coverage ratio for March 31, 2010 is based on December 31, 2009 operating information.

(4)
This debt is primarily due to bond securitization transactions that are treated as financing arrangements in accordance with generally accepted accounting principles (“GAAP”). This debt balance also includes transactions whereby the Company purchases subordinate certificates from trusts having never owned the underlying bonds.  Our bond securitizations are accounted for as secured borrowings and most securitization trusts are consolidated as we are deemed to be the primary beneficiary.  Creditors of such trusts have limited recourse to our general credit. As of March 31, 2010, the Company is current with respect to interest and principal payments that are due.

(5)
This preferred stock was issued by TEB, which is current with respect to principal redemptions and distributions.  At March 31, 2010, December 31, 2009 and December 31, 2008, these amounts included $159.3 million, $160.9 million and $162.3 million, respectively, of mandatorily redeemable shares that we classify as debt in accordance with GAAP.  Effective June 30, 2009, the Series Exhibits for Series A and A-1 mandatorily redeemable shares, for which there was a combined original share balance of $100 million, was amended and restated to provide for distributions and redemptions at a combined annual rate of 12.68% and 20% up from 6.875% and 6.30%, respectively.  Furthermore, effective September 30, 2009, the Series C perpetual preferred shares, with a share balance of $13 million, was amended and restated for distributions at an annual rate of 9.75%, up from 4.7%.

Due to the lack of liquidity within the securitization market, the Company has sold, called or permitted the early redemption of a number of bonds within its bond portfolio since mid-2008 in order to: generate liquidity for future funding commitments and general corporate needs; eliminate future funding commitments; reduce leverage; and improve overall credit quality.  These efforts, which included the sales of non-accrual bonds, mitigated some of the negative impacts of the worsening multifamily market conditions on our bond portfolio over the past two years and resulted in stable or improved performance and credit quality metrics towards the end of 2008 and into the first half of 2009.  However, in the second half of 2009 and through first quarter of 2010, the deterioration in market conditions has continued and has negatively impacted our bond portfolio, particularly in the number of bonds on non-accrual.  The most significant factor impacting the quality of the Company’s bond portfolio has been the weak economy and the continued high national unemployment rate, which stood at 9.9 % at the end of April 2010.  This has contributed to the softening of the national apartment market and the slowing of household formation, resulting in vacancy levels not seen in over 30 years.  Another factor that is affecting the bond portfolio’s credit quality is the decline in property level financial support historically provided by both property developers and tax credit equity syndicators. As a result of these factors, our non-accrual bonds increased during 2009 and now represent 9.9% of the total bond portfolio at March 31, 2010 and we expect this negative trend to continue into the second quarter and possibly the third quarter of 2010.

At March 31, 2010, approximately $1.1 billion, or 97.5% of the fair value of our TEB bonds were either deposited in securitization trusts or pledged as collateral for securitization programs, and our remaining unfunded bond lending commitments were $6 million. During 2009 and into the first quarter of 2010, the Company has experienced an increase in net interest income from the bond portfolio due to substantially all of our investments in bonds paying a fixed rate of interest, while substantially all of our debt is variable rate debt.  Approximately 95%, or $684 million of the March 31, 2010 TEB securitized debt is variable rate debt based on the Securities Industry and Financial Markets Association (“SIFMA”) index.  The SIFMA index (spot rate) decreased from 0.54% at March 31, 2009, to 0.29% at March 31, 2010.  Our total weighted average pay rate on variable rate debt (which includes interest plus on-going fees such as credit enhancement, liquidity, trustee, custodial and remarking fees) as of December 31, 2008 and 2009 was 3.01% and 1.95%, respectively.  The total weighted average pay rate on variable rate debt was 1.81% as of March 31, 2010.  A rise in the SIFMA index will increase our borrowing costs without a corresponding increase in our bond interest income.  Depending on the magnitude of the rise in short-term interest rates, there could be a significant reduction in our net interest income.  Conversely, a decline in the SIFMA index will lower our borrowing costs.

Additional risks arising from the nature of our bond business that could have a material adverse affect on our future business, financial condition and results of operations include:

o
If the fair value of our investments in bonds deposited in securitization trusts or pledged as additional collateral decreases significantly, as a result of higher interest rates, credit deterioration, or for other reasons, we may be required to post cash, to reduce leverage, or to pledge additional investments as collateral for such programs.

Substantially all of our assets are pledged or are in some manner restricted from being pledged.  In the event that we have insufficient liquidity or unencumbered investments to satisfy these collateral requirements, certain bonds deposited in securitization trusts may be liquidated by the third-party creditor to reduce the collateral requirement.  Such a forced sale would likely result in a lower sales price as compared to a price received from an orderly sale.  In addition, we would lose the cash flow from the bonds and our ownership interest in them, and, if a significant number of bonds were liquidated, our financial condition and results of operations would be materially adversely affected.

o	Economic conditions adversely affecting the real estate market could continue to have a material adverse effect on the Company.

Most of our investments continue to be directly or indirectly secured by multifamily residential properties, and therefore the value of our investments and, in certain instances, the interest income we collect could be materially adversely affected by macroeconomic conditions or other factors that adversely affect the real estate market generally or the market for multifamily real estate and bonds secured by these properties in particular.  Conditions that may negatively affect the value of our investments include, among others: (i) high levels of unemployment and other adverse economic conditions (such as foreclosures, inflation and higher interest rates), regionally or nationally; (ii) decreased occupancy and rent levels due to supply and demand imbalances; (iii) changes in interest rates that affect the value of our bonds or the value of the real estate securing the bonds; and (iv) lack of or reduced availability of mortgage financing.

o	Substantially all of our bond investments are illiquid, which could prevent us from consummating sales on favorable terms and makes it difficult for us to value our investment portfolio.

Our bond investments are almost all private placements not eligible for public trading.  As a result, there is only a limited trading market for our bond investments.  This lack of liquidity results in more complexity in how we determine the fair value of our bonds as there is limited information on trades of comparable bonds.  Therefore, there is a greater risk if we need to sell bonds that the price we are able to realize will be lower than our carrying value (i.e., fair value) of such bonds and such differences could be material to our results of operation and financial condition.  The prices at which we are able to sell our bonds may differ significantly from the values that we would derive if a ready market existed for the investments.

o	Restrictions in TEB’s operating agreement may limit our ability to receive distributions from TEB or to otherwise obtain value from our 100% ownership of TEB’s common stock.

TEB’s operating agreement has requirements related to the type of assets in which TEB may invest, as well as leverage restrictions, limitations on issuance of additional preferred equity interests, limitations on distributions of distributable cash flow and restricted payments (as defined by the operating agreement of TEB) to us, and certain requirements in the event of merger, sale or consolidation. At March 31, 2010:

▪
TEB’s leverage ratio was at an amount that would not allow TEB to incur additional obligations until the leverage ratio is within the required limits.  As a result, TEB will not be able to raise capital through new securitizations or make any restricted payments (i.e., return of capital) to the Company until asset values increase and/or obligations decrease;

▪
TEB’s liquidation preference ratios were at amounts that would restrict TEB from making any restricted payments to us, or raising additional preferred equity on parity with the existing preferred shares outstanding;

▪
TEB has the right to make payments to us from distributable cash flow even when restricted payments are prohibited by the leverage and liquidation preference ratios; however, effective October 1, 2009, TEB’s right to make payments related to distributable cash flow is subject to an agreement that TEB will retain 67% of its distributable cash flow until TEB has retained a total of $25 million (“Retained Distributions”).  Since we own 100% of the common stock of TEB, this restriction does not materially affect our consolidated Common Shareholders’ Equity, but until TEB has met its Retained Distribution requirement, it does materially affect our liquidity at the parent level.  Once TEB has met the Retained Distribution requirement, it will again be able to distribute all of its distributable cash flow.  Under the current interest rate and economic environment, we believe this should occur by the end of the year.  Since October 1, 2009, the cumulative balance of Retained Distributions was $12.0 million at March 31, 2010.

As previously disclosed, on March 6, 2008 the Company and certain of its subsidiaries entered into a series of agreements pursuant to which the Company granted a security interest in the common shares of TEB in order to avoid the need of the Company and other MuniMae subsidiaries to post additional cash collateral to meet future margin calls on various swap obligations. Under the agreements, the Company and its affiliates receive credit against margin requirements without the need to post additional cash.

In addition to the risks described herein, we refer you to the section entitled “Risk Factors” in Item 1A of the 2006 Form 10-K.

Assets Outside of the Bond Business

Taxable Loans

The Company’s taxable lending business historically consisted primarily of loans related to the affordable multifamily housing market, origination and sales of multifamily loans through the Fannie Mae, Freddie Mac and certain HUD insured multifamily lending programs (“agency lending”) and commercial real estate lending on a variety of asset types.  We have sold the agency lending business and therefore we no longer originate and sell these types of loans.  The commercial real estate lending business has been shut down due to the severe market conditions that we experienced in the past two years.  Therefore, we currently have no employees engaged in taxable loan originations; however, as of March 31, 2010 we are managing and servicing approximately 47 loans that we own.  Relevant information related to the taxable loan portfolio is as follows:

(dollars in thousands)

	As of or for the three months ended March 31, 2010	As of or for the year ended December 31, 2009
Loan Portfolio	Unpaid Principal Balance (1)	Unpaid Principal Balance (1)	Carrying Value (2)
Loans held for sale:
Land and land development loans	$25,004	$25,004	$6,450
Affordable multifamily loans	61,340	66,991	51,010
Market rate multifamily loans	14,499	14,653	4,727
Other miscellaneous loans	11,723	9,511	1,538
Total loans held for sale	$112,566	$116,159	$63,725
Loans held for investment:
Land and land development loans	$18,635	$18,627	$1,261
Affordable multifamily loans	14,386	14,389	11,153
Market rate multifamily loans	53,634	53,678	53,544
Other miscellaneous loans	10,452	10,452	-
Total loans held for investment	$97,107	$97,146	$65,958
Total loans	$209,673	$213,305	$129,683
Loans past due 90 days	$74,445	$74,445	$24,627
Weighted average rate at period end:
Total loan portfolio - contractual rate	8.28%	8.27%
Loans past due 90 days - pay rate	0.42%	0.96%
Total loan count	47	49

(1)
These amounts are contractual unpaid principal balances and do not reflect any impairment or loss reserves.  Although we have not updated our December 31, 2009 carrying values to March 31, 2010, we believe the March 31, 2010 carrying values will not be materially different from the December 31, 2009 carrying values.

(2)
These unaudited amounts represent the Company’s carrying basis under GAAP (and are subject to change as we complete our 2007 to 2009 financial statements). Loans held for sale are carried at the lower of cost or market, including market adjustments for credit deterioration.  Loans held for investment primarily represent loans sold to third parties that did not meet the requirements for sales treatment under GAAP due to our continuing involvement, such as guarantees or other forms of support.  These loans are net of specific impairment reserves or charge-offs.

As shown in the table above, we have disaggregated our taxable loan portfolio into four categories, loans related to land and land development, affordable multifamily loans, market rate multifamily loans and other miscellaneous loans.  Other miscellaneous loans consist of loans not secured by mortgage liens on real estate. The performance of the affordable multifamily loans is strong with the default rate (which includes all loans over 30 days past due) being 2% of the total affordable multifamily loan portfolio.  The default rate on market rate multifamily loans is approximately 27% of the total market rate multifamily loan portfolio.  Performance is weakest within the Company’s land and other miscellaneous loan portfolios.  The default rate on the land and other miscellaneous loans is 83%.  Management believes the carrying values above are collectable based on current market and borrower conditions.

Other Assets

At December 31, 2009 we held a collection of residual assets that were either created from the business unit sales or were not part of the sales agreements.  Currently, we have interests in the following areas:

Preferred Stock from Agency Lending Business Sale — We received three series of preferred stock from Oak Grove Commercial Mortgage LLC (“Oak Grove”) (the purchaser of the agency lending business) having an original principal amount of $47.0 million: Series A units of $15.0 million, Series B units of $15.0 million and Series C units of $17.0 million, which entitles the Company to receive cumulative quarterly cash distributions at annualized rates of 17.5%, 14.5% and 11.5% per year, respectively.  As part of the purchase and sale agreements we have agreed to reimburse the purchaser up to a maximum of $30.0 million over the first four years after the sale date (i.e., May 15, 2013), for payments the purchaser may be required to make under loss sharing arrangements with Fannie Mae and other government-sponsored enterprises or agencies with regard to loans they purchased from us.  This reimbursement obligation will be satisfied by cancellation of Series C Preferred units and then Series B Preferred units, rather than by cash.  In addition, the Company is obligated to fund losses on specific loans identified at the sale date that are not part of the $30.0 million loss reimbursement.  The Company deposited $2.3 million in an escrow account with the purchaser as support for this potential obligation.  Under GAAP, we are accounting for these loss sharing reimbursement arrangements as derivatives.  As such, they will be accounted for at fair value each reporting period.  At December 31, 2009, the estimated fair value of these derivatives was an estimated liability of $10.8 million. From the purchase date to March 31, 2010, we have incurred $656,000 in realized losses under these loss sharing arrangements.  Pursuant to the Series C agreement, $2.0 million of Series C Preferred units were redeemed as a result of the Company’s release from certain letters of credit.  The three series of preferred stock are performing according to their terms as of March 31, 2010.

Tax Credit Equity Business — We retained the general partner interests in 14 LIHTC funds that invest in affordable housing projects.  In addition, the Company has retained various contingent obligations related to these funds and other funds that were sold. The Company’s employees that performed the asset management, accounting and other services related to these funds were acquired by the buyer of the business, and we have contracted with the buyer to provide the on-going services necessary to manage the funds that we did not sell.  Although the Company’s economic interest in these 14 funds is limited to its .01% general partner interest, it will consolidate these 14 funds along with two sold funds where we have on-going contingent obligations.  This will result in a substantial amount of assets and non-controlling interests being included on our consolidated balance sheet as of December 31, 2009; however, our economic benefit related to these assets is nominal.  Also, as of December 31, 2009, our exposure related to all of these contingent obligations is estimated to be zero.

Real Estate Owned — At December 31, 2009, we have three properties where we have either foreclosed or taken a deed-in-lieu of foreclosure.  Two of these properties are undeveloped land that was to be developed into mixed use developments.  Before foreclosure or taking a deed-in-lieu of foreclosure, we provided financing to these properties of approximately $81 million.  Subsequent to funding these loans, we recorded losses of approximately $68 million due to concerns surrounding collectability as it relates to the land financings.  At December 31, 2009, we have an asset value of approximately $13 million for these three properties.

Renewable Energy Business — The Company sold substantially all of its interests in the Renewable Energy Business, except for its interest in two solar funds and two solar projects.  We also retained a biomass facility, which we have sold at an amount that approximates our invested capital in the project.  Our economic interest in the two solar funds is nominal and the carrying value of the two remaining projects at December 31, 2009 was zero, which is net of an $8.75 million impairment charge due to recoverability concerns.

Other Assets — We continue to own equity investments in several partnerships in our real estate investment business, including GP Take Backs (property partnerships where we replaced the general partner due to performance or other issues) and we have a majority position in International Housing Solutions, a partnership that was formed to promote and invest in affordable housing in overseas markets.  We actively manage International Housing Solutions, in which we have invested $3.6 million after exercising an option to take management control.  Except for International Housing Solutions, we believe the other real estate partnership investments have nominal economic value to us at this point.

Debt and Liabilities Outside the Bond Business

The table below lists our debt outside of the bond business at December 31, 2009 and March 31, 2010.  Certain of our debt agreements are subject to financial reporting and other related covenants that we are not in compliance with due to our inability to provide timely audited financial statements. Also, in some cases, we are not in compliance with the principal payment terms of the agreements; however, in these cases we have short-term forbearance agreements in place with creditors.  The Company is current with respect to required interest payments to its creditors.  Our liquidity issues have persisted since early 2008 and we have been able to successfully work with our creditors since then; however, we cannot provide assurance that we will be able to meet all of our obligations as and when they come due.  It is likely that we will need to continue to negotiate with our creditors and reduce our outstanding debt.

(dollars in thousands)

Type of Debt	Contractual Amount Outstanding at March 31, 2010	Weighted Average Contractual Interest Rate at March 31, 2010
Notes payable and other debt	$151,392	6.46%
Lines of credit	31,048	5.14
Subordinated debt	196,695	2.08
Total debt outside the bond business	$379,135	4.08%

Type of Debt	Contractual Amount Outstanding at December 31, 2009	Weighted Average Contractual Interest Rate at December 31, 2009
Notes payable and other debt	$154,045	6.42%
Lines of credit	36,555	5.05
Subordinated debt	199,516	2.07
Total debt outside the bond business	$390,116	4.06%

Notes Payable and Lines of Credit — This debt is primarily related to secured borrowings collateralized by various assets, primarily real estate notes held by us and secured by commercial real estate projects.  In most cases the Company has guaranteed the debt or is the direct borrower.

Subordinated Debt — This debt was originally issued in 2004 and 2005 at a par amount of $172.8 million by trusts owned by our indirect wholly-owned subsidiary, MMA Financial Holdings, Inc. (“MFH”).  MFH and MuniMae guaranteed this debt, which therefore represents a general obligation of the Company, but it is not secured by any specific assets of the Company.  This debt is owned by various investors and certain portions of this debt were modified as follows:

o
On November 3, 2009, the Company exchanged $30.0 million of subordinated debt for subordinate debt issued by one of our wholly-owned subsidiaries, MMA Mortgage Investment Corporation (“MMIC”).  Other than the issuer, the terms and conditions of this debt are the same as that issued by MFH.

o	Approximately $8.0 million has been repurchased and retired by the Company. The total purchase price was $0.96 million.

o
Approximately $134.8 million of the original par amount has been renegotiated with the holders to increase the outstanding principal amount from $134.8 million to $166.7 million, while reducing the interest rate from a weighted average of 8.42% to 0.75% for three years.  At the end of the three years, the interest rate reverts back to the original rate.  These debt modifications have been previously described in Current Reports on Form 8-K filed July 2, 2009 and August 5, 2009.

Other Liabilities and Contingencies

The most significant other liabilities are exposures related to interest rate swaps and accounts payable to vendors.  We have interest rate swaps totaling approximately $349.9 million (notional) that were entered into primarily to hedge the interest rate risk on the bond portfolio.  Based on fair values at March 31, 2010 and December 31, 2009, the Company had a liability of $11.7 million and $11.2 million, respectively.

Our total accounts payable and accrued expenses at December 31, 2009 were approximately $35.5 million.  This amount included the following: approximately $12 million of accrued (but not due) interest expense on our debt as well as distributions on TEB’s preferred shares and approximately $9 million of accrued facilities expenses, salaries and benefits and general operating expenses.  The $35.5 million also included $14.5 million of accrued consulting and legal expenses of which $7.8 million is related to disputed billings from Navigant Consulting, Inc. (“Navigant”) for consulting fees in connection with the restatement, development of accounting policies and business unit services. In October 2008, Navigant filed suit against the Company for these billings.  In January 2010, the Company and Navigant agreed to settle the dispute for a mutually agreeable amount.

II.  Common Shareholders’ Equity

The Company’s consolidated Common Shareholders’ Equity was $668 million at December 31, 2006 (the date of our last available audited financial statements).  Since December 31, 2006 we have experienced substantial losses due to business unit sales, liquidations and sales of assets and write downs on loans and investments, including write-offs of goodwill and other intangible assets.  These losses were the result of the changes in the capital markets and the economy in general, which significantly impacted us.  Due to our lack of liquidity, we were forced to sell assets and businesses at a time of unfavorable market conditions when there were very few buyers.  We estimate that our audited consolidated balance sheet at December 31, 2009 will show a consolidated net deficit balance for Common Shareholders' Equity.

III.  Tax Refund Information

The Company filed amended federal income tax returns for the years ended December 31, 2005 and 2006.  The amended returns claimed a refund for taxes previously paid totaling $7.7 million.  The Company received $8.5 million, which includes interest on the refund, in the first quarter of 2010.  In addition, the Company plans to file amended 2007 and 2008 federal income tax returns in 2010 that will result in a loss carryback claim for an additional $1.5 million in federal tax refunds.  The timing of the receipt of this refund is uncertain.  Upon the conclusion of the net operating loss carryback and refund claim process we estimate our cumulative net operating loss carryforward as of December 31, 2008 will be in excess of $150 million.  The ultimate amount of the net operating loss carryforward is uncertain until we complete our 2007 to 2009 financial statements and the filing of the amended returns.  For GAAP accounting purposes it is anticipated that we will fully reserve any potential deferred tax asset created by the net operating loss carryforward for the years ended December 31, 2007, 2008 and 2009.

IV.  2010 Investor Tax Information

The Company is a publicly traded partnership and as such, all of the taxable income and loss we receive or generate at the parent company is allocated to our common shareholders.  Allocations of income and capital gain potentially create a tax liability for our shareholders regardless of whether the Company has made any cash distributions.  With respect to capital transactions in particular (e.g., the purchase, sale or payoff of bonds), the income or loss allocated to our common shareholders does not necessarily relate to whether the Company had a gain or loss, but rather to each investor's specific basis in their shares.  Depending on when and at what price investors acquired our shares, certain investors may have capital gains allocated to them due to their low basis in our stock, while other investors with a higher basis receive an allocation of capital losses for the same transactions regardless of whether we, as a Company, had a gain or loss for those transactions.  Those investors who bought our stock at a low price (generally speaking, shares purchased after January 2008) will typically have capital gains allocated to them while those who bought our stock at a higher price (generally speaking, shares purchased prior to January 2008) will typically have capital losses allocated to them.  These allocations, in turn, can affect an investor's basis going forward, which can result in a reversal of the tax consequences upon a sale by the investor of his or her shares.  We have not yet analyzed our 2010 activity to determine the potential magnitude of these allocations, but we will endeavor to provide such information in the fourth quarter of 2010.  Investors should consult their personal tax advisors for the appropriate treatment of the income or loss on their individual tax return and the effect of such allocations on the tax basis of their shares.

V.  Financial Reporting Update

The Company is working to become current in its SEC periodic filings; at this point, we believe that we will have audited financial statements for the years 2007 through 2009, inclusive, completed by year end 2010.  As part of our efforts, the financial statements of TEB for the years ended December 31, 2009, 2008 and 2007 have been audited, as have the financial statement audits for TEB’s parent, MuniMae TEI Holdings, LLC for 2008 and 2009.  The financial statements of MMIC for 2008 and 2007 (this business was sold in April 2009) have also been audited.  These financial statements provide a helpful foundation for the completion of our financial statements for 2007 through 2009.  We have made substantial progress toward the finalization of our general ledger for these periods and the audit process has started with our independent registered public accounting firm.  We intend to move as quickly as practicable to catch-up our financial reporting for prior periods and to address the material weaknesses disclosed in our 2006 Form 10-K.

We are committed to becoming current in all of our financial reporting, including reporting our 2010 results, as soon as practicable after the completion of the 2007 through 2009 audit. Although the Company has devoted considerable time and resources to this plan to regain compliance with its reporting obligations, there can be no assurance that we will achieve compliance by the dates and for the periods referenced herein.  Until we become current in our financial reporting we are at risk that the SEC may seek to de-register or suspend trading in our shares.  We have received correspondence from the SEC noting the Company’s status as a non-current filer and advising the Company that it could, in the future, be subject to an administrative proceeding to revoke the Exchange Act registration of our common shares and/or order, without further notice, the suspension of trading of our common shares.  If the registration of our common shares is revoked or if trading is suspended, our common shares would no longer be quoted on the Pink Sheets and the public trading market for common shares effectively would be terminated.  If there is no longer a public trading market for our common shares, investors would find it difficult, if not impossible, to buy or sell common shares publicly or to obtain accurate quotations for prices at which common shares may be purchased or sold.  As a result of the absence of a public market for our common shares, the price of such shares would likely decline.  In response to the SEC’s correspondence, we have advised the SEC of the extraordinary events of the last several years and of our diligent efforts to become a current filer.  We are not aware of whether or when the SEC might take these or any other actions that would adversely affect the Company and our shareholders.  We will do our best to work with the SEC, but cannot provide assurance that the SEC will not take action with respect to us or our common shares.

VI.  Other Matters

We will be unable to initiate any new business, including the origination of new tax-exempt bonds, until we have access to additional reasonably priced debt or equity capital.  We do not have access to this capital at this time and cannot predict when we will.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit to this report is listed in Item 7.01 above and in the Exhibit Index that follows the signature line.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

May 27, 2010	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit
Number	Description of Exhibit
99.1	Copy of the press release labeled “MuniMae Announces Filing of Form 8-K and Schedules Conference Call”